EX-99.CERT

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

Applicable to	OFI Carlyle Private Credit Fund (the “Fund”)

Departments Impacted	• Compliance Department • Denver Financial Reporting

Risk Addressed by Policy	The Fund’s principal executives and senior financial officers do not comply with written standards that are reasonably designed to deter wrongdoing and promote, among other things, honest and ethical conduct.

Relevant Law & Related Resources

•  Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”)

•  Rule 30b2-1 under the Investment Company Act

•  Form N-CSR, Item 2 - Code of Ethics

•  FINRA Release No. 34-47262; IC-25914 (January 27, 2003) Certification of Management Investment Company Shareholder Reports and Designation of Certified Shareholder Reports as Exchange Act Periodic Reporting Forms; Disclosure Required by Sections 406 and 407 of the Sarbanes-Oxley Act of 2002

Approved By	Board: April

Effective Date	April 2018

Background. As a means of implementing Section 406 of SOX (“Section 406”), the SEC has adopted certain rules that require a mutual fund to disclose:

•

whether or not it has adopted a code of ethics that applies to the mutual fund’s principal executive officer, principal financial officer, principal accounting officer, controller or any other person that performs similar functions (each a “Covered Officer” and, collectively, the “Covered Officers”);

•	why, if it has not adopted such code, it has not done so; and

•	amendments to, and waivers from, the code of ethics relating to any of the Covered Officers.

Section 406 defines a “code of ethics” to mean such standards as are reasonably necessary to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the issuer; and

•	compliance with applicable laws, rules and regulations.

This Code of Ethics for Principal Executive and Financial Officers (the “Executive Code”) sets forth standards and procedures to ensure compliance with SOX Section 406 and shall apply to each Covered Officer of the Fund.

A.	POLICY

Honest and Ethical Conduct

This Executive Code is intended to assure that the behavior of Covered Officers does not put, or appear to put, the interests of other parties above those of the Fund and that conflicts of interest are identified and handled ethically. A conflict of interest occurs when a Covered Officer allows, or appears to allow, advantages that could otherwise be avoided or ameliorated, to other parties at the expense of a Fund. Such advantages may benefit a Covered Officer’s own private interests over the interests of the Fund. Conflicts of interest may also arise when, in addition to serving as a Covered Officer of a Fund, a Covered Officer also holds a position as an officer or employee of an investment adviser or other entity retained by a Fund. A conflict of interest may be created if a Covered Officer who also serves as an officer or employee of an investment adviser to a Fund, provides benefits to another party that are improper, or that are a breach of the Covered Officer’s fiduciary relationship to the Fund, if the benefit was derived from such Covered Officer’s position with the Fund.

The compliance programs and procedures of the Fund and the investment adviser to the funds are designed to prevent, or identify and correct, violations of provisions set forth in the Investment Company Act and the Investment Advisers Act, including certain conflict of interest provisions. The obligations imposed by this Executive Code on Covered Officers are separate and in addition to any obligations imposed on such persons under any other procedures, such as the Code of Ethics adopted by the Funds and the investment advisers to the Funds pursuant to Rule 17j-1 under the Investment Company Act. This Executive Code does not, and is not intended to, repeat or replace these programs and procedures. Violations of such other programs and procedures shall be addressed in accordance with the applicable program or procedure, unless or until it is determined that a violation of such program and procedure is also a violation of this Executive Code.

If a Covered Officer becomes aware of a conflict of interest or perceives there to be a conflict of interest, such Covered Officer shall promptly report the matter to the Fund’s Chief Compliance Officer or the General Counsel. Upon receipt of a report, the Fund’s Chief Compliance Officer or General Counsel will take prompt steps to determine whether a conflict or perceived conflict of interest exists. If it is determined that an actual or perceived conflict of interest exists, the Funds’ Chief Compliance Officer or the General Counsel will take steps to resolve the conflict or the appearance of a conflict. If it is determined that no conflict or appearance of a conflict exists, the Funds’ Chief Compliance Officer or General Counsel shall meet with the Covered Officer to advise him or her of such finding and of his or her reason for taking no action. In lieu of determining whether a conflict or appearance of conflict exists, the matter may be referred to the Board.

Prohibited Activity

No Covered Officer shall, in connection with carrying out his or her duties on behalf of a Fund:

a.

Use information concerning business and affairs of the Fund, including the investment intentions of the Fund, for personal gain to himself or herself, his or her family or friends or any other person, or in a manner detrimental to the interests of the Fund or the shareholders of the Fund;

b.

Use his or her ability to influence investment intentions for personal gain to himself or herself, his or her family or friends or any other person or in a manner detrimental to the Fund or the shareholders of the Fund;

c.

Use his or her personal influence or personal relationships to influence the preparation and issuance of financial reports of a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund or the shareholders of the Fund;

d.	Intentionally take any action or fail to take any action in connection with his or her official acts on behalf of the Fund that causes the Fund to violate applicable laws, rules and regulations;

e.	Employ any device, scheme, artifice or manipulative practice to defraud a Fund or the shareholders of the Fund;

f.

Intentionally cause a Fund to make any untrue statement of a material fact or omit to state a material fact that conflicts with statements made in official documents, regulatory filings, financial statements or communications to the public;

g.

Intentionally cause a Fund to fail to comply with applicable laws, rules and regulations, including failure to comply with the requirement of full, fair, accurate, understandable and timely disclosure in reports and documents that the Fund files with, or submits to, the SEC and in other public communications;

h.

Intentionally mislead or fail to provide material information to the independent auditors of a Fund or to the Board of Trustees/Directors or the officers of the Fund or its investment adviser(s) in connection with financial reporting matters;

i.	Intentionally cause a Fund to be financially disadvantaged or to bear unwarranted expenses;

j.	Retaliate against others for, or otherwise discourage the reporting of, actual or apparent violations of this Executive Code.

Waivers

Covered Officers requesting a waiver of any of the provisions of the Executive Code must submit a written request for such waiver to the Compliance Department, setting forth the basis of such request and all necessary facts upon which such request can be evaluated.

The Compliance Department shall review such request and make a written determination thereon, which shall be binding. The Compliance Department may, in reviewing such request, consult in its discretion with legal counsel to the Funds, or the Board, if applicable.

In determining whether to waive any of the provisions of this Code, the Compliance Department shall consider whether the proposed waiver:

•	is prohibited by this Executive Code;

•	is consistent with honest and ethical conduct; and

•	will result in a conflict of interest between the Covered Officer’s personal and professional obligations to a Fund.

For purposes of clarification, a determination by a Board as to the appropriate handling of a conflict of interest that has been disclosed to it and that does not involve unethical or fraudulent conduct does not constitute a waiver of this Executive Code.

Sanctions

Any violation of this Executive Code shall be subject to the imposition of such sanctions as may be deemed appropriate under the circumstances and may include, without limitation, a letter of censure, suspension from employment or termination of employment.

Amendments. Amendments to this Executive Code shall be approved by the Board.

B.	PROCEDURE

Each Covered Officer shall:

•	certify that he or she has received, read and understands his or her obligations under the Executive Code (upon becoming subject to the Executive Code and annually thereafter); and

•

at least annually, certify that they have compiled with the requirements of the Executive Code and that they have disclosed or reported violations of the Executive Code to the Chief Compliance Officer; and

•	promptly report to the Chief Compliance Officer of the Fund or the General Counsel if he or she becomes aware of any actual or perceived conflict of interest.

The Compliance Department shall:

•	maintain the current list of Covered Officers;

•	furnish each Covered Officer with this Executive Code when such individual becomes subject to the Executive Code and annually thereafter;

•	periodically inform each Covered Officer of his or her duties and obligations under this Executive Code;

•	provide Denver Fund Reporting with information with respect to amendments to, or waivers of, this Executive Code;

•	provide the Boards with a quarterly report setting forth:

•	a description of any report submitted by a Covered Officer of a conflict of interest or perceived conflict of interest and the disposition thereof;

•	a description of any request for a waiver from the Executive Code and the disposition thereof;

•	any violation of the Executive Code that has been reported or detected and the sanction imposed;

•	any other significant information arising under the Executive Code.

Denver Financial Reporting shall ensure that the applicable Form N-CSR:

•	provides disclosure to the effect that the Fund has adopted the Executive Code;

•	includes the current Executive Code as an exhibit; and

•	provides disclosure with respect to any waivers that have been granted under the Executive Code.